UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 14, 2009

Opexa Therapeutics, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Texas
(State or Other Jurisdiction of Incorporation)

001-33004	76-0333165
(Commission File Number)	(I.R.S. Employer Identification No.)
2635 N. Crescent Ridge Drive The Woodlands, Texas	77381
(Address of Principal Executive Office)	(Zip Code)

Registrant’s telephone number, including area code: (281) 272-9331

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

⃞      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement

The Company closed a second and final tranche of a private offering consisting of secured convertible notes and warrants on May 14, which together with the first tranche that closed on April 14, 2009, generated approximately $1.3 million in gross proceeds. The notes mature in four years from the date of issue and accrue interest at a 10% rate, compounded annually. The interest is payable at maturity in either cash or common stock at the Company’s option.  The notes are secured by substantially all of the Company’s assets and are convertible into common stock, at the option of the holders, at a price of $0.50 per share. Additionally, subject to the satisfaction of certain conditions, the notes are mandatorily convertible into common stock, at the Company’s option, during their term also at $0.50 per share. The required conditions are: (1) the Company enters into an agreement that will fund a Phase IIb or Phase III clinical trial for the further development of the Company’s product known as Tovaxin®, (2) the Company’s common stock trades at a price greater than or equal to $1.00 per share for twenty consecutive trading days, and (3) the Company has an effective registration statement on file with the Securities and Exchange Commission for the re-sale of the shares of common stock issuable upon conversion of the notes . The warrants have a four year term and are exercisable for 50% of the number of shares that the note is convertible into at an exercise price of $0.75 per share. In connection with the offering, the Company has agreed to pay commissions equal to 10% of the Units sold and will issue broker warrants to acquire the number of shares of common stock equal to 7% of the aggregate number of broker warrant shares and shares of common stock issuable upon conversion of the broker notes. The Company will reimburse the broker for its costs associated with the placement of the Units. The financing agreements are identical to those previously filed for the initial tranche and filed as exhibits to the 8-k filed on April 14, 2009.

Item 2.02     Results of Operations and Financial Condition

The Company intends to use the net proceeds of this transaction for working capital purposes.  Management believes that these proceeds will be sufficient to meet projected operating and capital expenditures into September 2009.

On May 15, 2009 Registrant filed its Quarterly Report on Form 10-Q for the quarter ended March 31, 2009. On May 15, 2009, Registrant announced its results of operations in a press release. A copy of the press release announcing the results is filed as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference.

Item 3.02     Unregistered Sales of Equity Securities

As more fully described in Item 1.01, the Company issued a principal amount of $1,294,000 of secured convertible notes and warrants to purchase 1,294,000 shares of Company common stock to an aggregate of 37 “accredited investors” as such term is defined in Rule 501 under the Securities Act of 1933 (the “Act”).  Participating in the financing were existing shareholders, consisting of institutional investors, private individuals and members of Opexa’s Board of Directors. The Company received gross proceeds of $1,294,000 (net proceeds of $1,240,600, after deducting sales commissions) from the private placement.

The offers and sales were made without registration under the Act, or the securities laws of certain states, in reliance on the exemptions provided by Section 4(2) of Act and Regulation D under the Act and in reliance on similar exemptions under applicable state laws. The issuance of the Company’s secured convertible notes and the warrants did not involve any public offering; each investor made representations regarding its investment intent, experience and sophistication; each investor either received or had access to adequate information about us in order to make an informed investment decision; having received representations to this effect, we believe that each investor is an “accredited investor” as that term is defined under Rule 501(a) of Regulation D; and no advertising or general solicitation was made in connection with the sale and issuance of the Company’s secured convertible notes and warrants.

Item 9.01     Financial Statements and Exhibits

(c)       Exhibits

The following exhibit is to be filed as part of this 8-K:

Exhibit No.	Description

99.1	Press release issued May 15, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPEXA THERAPEUTICS, INC.

By: /s/ Neil K. Warma
Neil K. Warma
President and Chief Executive Officer

DATE:	May 14, 2009

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release issued May 15, 2009